Exhibit 3.2
CORRECTED CERTIFICATE
OF
CERTIFICATE OF
INCORPORATION
OF
BRISTOL ACQUISITIONS
CORP



The Corporation is duly organized and existing under and
by virtue of the Delaware
General Corporation Law of the
State of Delaware. DOES HEREBY
CERTIFY:
1.	The name of the Corporation is: BRISTOL
ACQUISITIONS CORP

2.	That a Certificate of Incorporation was filed by
the Secretary of State of Delaware on September 8,
2010 and that said Certificate requires correction as permitted by Section 103(f) of the Delaware
General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be
corrected is as follows:

In Article FOURTH, the initial stock was not stated correctly as in regards to common and preferred. This was due to human error.


4.	The Certificate of Incorporation is attached in its
corrected form as Exhibit A.




IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed this 15th day of September, 2010.





BY:  /s/  Nelson Shapiro
NELSON SHAPIRO
Authorized Officer





CERTIFICATE OF INCORPORATION
 FIRST:  The name of this corporation
shall be:
 BRISTOL ACQUISITIONS
CORP.


EXHIBIT A



      SECOND: Its registered office in the State of Delaware is to be located 2711 Centerville Road, Suite 400, Wilmington,
County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the
corporation shall be:
To engage in any lawful act or activity including for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is: One Hundred Million
(100,000,000) shares of common stock with a par value of $0.001 and Ten Million (10,000,000) shares of preferred stock with a par value of $0.001.

The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

FIFTH: The name and address of the incorporator is as follows: The Company Corporation
 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808
SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws. SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.
No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 8th day of September, 2010.

The Company Corporation, Incorporator

By:/s/ Paul Pine
     Paul Pine
     Assistant Secretary